SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 _____________________________________________________

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

RENEWABLE ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

RENEWABLE ENERGY GROUP, INC.
416 South Bell Avenue
Ames, Iowa 50010
Notice of Special Meeting of Stockholders
To Be Held [•], 2017
A Special Meeting of Stockholders of Renewable Energy Group, Inc. will be held at our principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on [•], 2017, at [•] a.m., Central Time. We are holding this Special Meeting to approve the proposal to remove common stock issuance restrictions in connection with conversions of our 4.00% convertible senior notes due 2036 (the “Convertible Senior Notes”), which is referred to in this Proxy Statement as the “Proposal.” Our ability to settle conversions using our common stock is currently limited. Upon stockholder approval of the Proposal, we may settle conversions of the Convertible Senior Notes in cash, shares of our common stock or through a combination of cash and shares of our common stock, at our election.
This Proposal is more fully described in the Proxy Statement accompanying this Notice of Special Meeting of Stockholders. The Company’s Board of Directors has two primary objectives in making the Proposal.
First, stockholder approval of the Proposal will mean that the Company is no longer required to use mark-to-market accounting at the end of each reporting period for changes in the fair value of the conversion option associated with the Convertible Senior Notes, which has caused significant non-cash volatility in our net income (loss) under GAAP, as well as has been confusing to some of our investors.
Second, stockholder approval will provide us with greater financial flexibility in the event that conversions of the Convertible Senior Notes occur at times when sufficient cash may not be available to the Company or the use of cash for this purpose (under then existing circumstances) would be unwise. While the Board believes that it is prudent and in the best interest of the Company and its stockholders to have this flexibility, it is the Company’s current intent and policy to settle conversions using cash for the principal amount of Convertible Senior Notes converted, with the remaining value satisfied at the Company’s option in cash, stock or a combination of cash and stock.
We also will transact any other business relating to the Proposal that may properly come before the Special Meeting or at any adjournments or postponements of the Special Meeting.
We have selected [•], 2017, as the record date for determining the stockholders entitled to notice of the Special Meeting and to vote at the Special Meeting and at any adjournments or postponements of the Special Meeting. Details regarding admission to the Special Meeting and the business to be conducted are included in the accompanying Proxy Statement.
It is important that your shares are represented at the Special Meeting. Even if you plan to attend the Special Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote in person by attending the Special Meeting, over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

By Order of the Board of Directors,

/s/ Natalie A. Merrill

Natalie A. Merrill Secretary [•], 2017

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on [•], 2017:
This notice, the proxy statement and the accompanying form of proxy card are available on the internet at www.proxyvote.com. Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the internet.

RENEWABLE ENERGY GROUP, INC.
PROXY STATEMENT
Special Meeting of Stockholders
This proxy statement is being furnished to stockholders of Renewable Energy Group, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the Special Meeting of Stockholders, which is described below. The Company intends that this proxy statement and the accompanying proxy card and notice of special meeting of stockholders will be released to stockholders on or about October 25, 2017.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Renewable Energy Group, Inc.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Why are we holding the Special Meeting?
We are holding the Special Meeting to seek stockholder approval of removal of the common stock issuance restrictions in connection with the conversion of our Convertible Senior Notes.
When and where will the Special Meeting be held?
The Special Meeting of Stockholders will be held on [•], 2017, at [•] a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa.
How does the Board recommend that I vote?
Our Board unanimously recommends that you vote FOR the approval of removal of the common stock issuance restrictions in connection with the conversion of our Convertible Senior Notes.
Unless and until stockholder approval of the Proposal is obtained, we will continue to be subject to mark-to-market accounting at the end of each reporting period for changes in the fair value of the conversion option associated with the Convertible Senior Notes, which has caused significant non-cash volatility in our net income (loss), as well as confusion on the part of some investors.
It is also the Board’s objective to provide the Company with greater financial flexibility in the event that conversions of the Convertible Senior Notes occur at times when sufficient cash may not be available to the Company or when the use of cash for such purpose (under then existing circumstances) would be unwise. However, it is the Company’s intent and policy to settle conversions using cash for the principal amount of Convertible Senior Notes converted, with the remaining value satisfied at the Company’s option in cash, stock or combination of cash and stock.
Who is entitled to vote at the Special Meeting?
Stockholders who owned common stock at the close of business on [•], 2017, the record date for the Special Meeting, may vote at the Special Meeting. For each share of common stock held, stockholders are entitled to one vote on the matter presented.
Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
We have engaged Georgeson LLC ("Georgeson") to assist in the distribution of proxy materials and the solicitation of proxies. We will pay Georgeson a fee of $21,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.
Who will tabulate the votes and act as inspector of election?

Natalie A. Merrill, our Secretary, will act as the inspector of election at the Special Meeting.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with REG (through our transfer agent, Computershare):

•	Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to follow the instructions provided with your proxy materials and on your proxy card.

•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to follow the instructions provided with your proxy materials and on your proxy card.

•
In Writing: Complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Special Meeting directly to the Inspector of Election at the Special Meeting when instructed.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

•
You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Special Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•
If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares at the Special Meeting because the Proposal is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the proposal. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Special Meeting on [•], 2017, at [•] a.m., Central Time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Special Meeting.
If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote FOR the approval of the removal of common stock issuance restrictions in connection with the conversion of our Convertible Senior Notes.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•], 2017: Complete copies of the Notice of Special Meeting of Stockholders and this Proxy Statement are available on the internet at www.proxyvote.com.

How do I change or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the Special Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Special Meeting by voting by ballot. Attendance at the Special Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the internet by going to http://www.proxyvote.com and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Special Meeting?
On [•], 2017, the record date, we had [•] shares of common stock outstanding. Voting can only take place at the Special Meeting if the holders of a majority of common stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present, but broker non-votes will not be treated as present, for purposes of determining the existence of a quorum.
How many votes are required to approve the Proposal?
The affirmative vote of a majority of the common stock, present in person or by proxy at the Special Meeting and entitled to vote, is required to approve the removal of the common stock issuance restrictions in connection with the conversion of our Convertible Senior Notes.
The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled present and to vote.
Can I attend the Special Meeting in person?
We cordially invite and encourage all of our stockholders to attend the Special Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card in order to be admitted to the Special Meeting. You should also be prepared to present photo identification for admittance.
Will any other matters be presented at the Special Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the Special Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.
Who can help answer my questions?
If you have any questions about the Special Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at investor.relations@REGI.com or by phone at (515) 239-8048.
Where can I get directions to the Special Meeting?
Directions to the location of the Special Meeting are available upon request via (1) email to: investor.relations@REGI.com; (2) phone at (515) 239-8048; or (3) mail to Renewable Energy Group, Inc., Attention: Todd Robinson, 416 South Bell Avenue Ames, Iowa 50010.

APPROVAL OF THE PROPOSAL TO REMOVE THE COMMON STOCK ISSUANCE RESTRICTIONS IN CONNECTION WITH THE CONVERSION OF OUR CONVERTIBLE SENIOR NOTES

Background and Reasons for Seeking Stockholder Approval
On June 2, 2016, we issued $152.0 million aggregate principal amount of our 4.00% Convertible Senior Notes due 2036, which we refer to as the “Convertible Senior Notes.” The net proceeds from the offering of the Convertible Senior Notes were approximately $147.1 million, after deducting fees and offering expenses of $4.9 million. The purpose of the offering of the Convertible Senior Notes was to fund the repurchase a significant portion of our outstanding 2.75% Convertible Senior Notes due 2019 (the “2019 Notes”), to fund the purchase of outstanding shares of the Company’s common stock and to bolster our working capital. We used approximately $67.5 million of the net proceeds to repurchase $69.9 million aggregate principal amount of 2019 Notes and approximately $35.1 million of the net proceeds to repurchase shares of our common stock at an average purchase price of $8.64 per share. The remaining approximately $44.5 million of net proceeds were used for working capital and general corporate purposes.
The Convertible Senior Notes contain a flexible conversion feature that allows us to settle conversions of these Notes in cash, stock or a combination of cash and stock, at our election. However, due to NASDAQ Stock Market listing standards further described below, we are not be able to use more than 19.99% of our common stock to settle conversion of the Convertible Senior Notes until such time as we obtain stockholder approval of the Proposal to remove this common stock issuance restriction.
The Board of Directors believes that this common stock issuance restriction has two significant adverse consequences for the Company.
First, our inability to settle conversions of the Convertible Senior Notes solely in shares of our common stock has financial accounting consequences that have resulted in significant non-cash volatility in our reported financial results under generally accepted accounting principles (GAAP), which we believe has been confusing to our investors. Unless and until stockholder approval of the Proposal is obtained, we are required to separately account for the conversion option associated with the Convertible Senior Notes as an embedded derivative, meaning that the note conversion option is measured at its fair value and accounted for separately as a liability that is marked to market at the end of each reporting period. A gain or loss is reported in our statement of operations to the extent that the valuation of the conversion option changes from the previous period. The fair value of the conversion option is estimated using the Black-Scholes model, which incorporates a variety of factors including changes in the price of our common stock, common stock price volatility, risk-free rates of return and changes in market rates.
Due primarily to a $2.50 increase in our per share stock price during the second quarter ended June 30, 2017, from $10.45 per share to $12.95 per share, our GAAP net income (loss) for the quarter ended June 30, 2017 included a $32.5 million expense related to the change in fair value of the note conversion liability. Had our stock price fallen by a similar amount, we may have reported a similar-sized non-cash gain. If we obtain stockholder approval of the Proposal at the Special Meeting, we will not be required to report a gain or loss in our future statements of operations based on changes in the value of the conversion option from the previous period.
Second, the flexible settlement feature will benefit the Company and its stockholders by providing us with financial flexibility in the conversion of the Convertible Senior Notes. We believe this flexibility is prudent and in our best interests, although it remains the Company’s intent and policy to settle conversions of Convertible Senior Notes using cash for the principal amount of Convertible Senior Notes converted, with the remaining conversion value, if any, to be satisfied at the Company’s election in cash, shares of common stock or a combination of cash and shares of common stock, as described below under “Summary of Convertible Senior Notes.” Should conversions of the Convertible Senior Notes occur at times when sufficient cash may not be available to the Company or the Company believes that the use of cash for this purpose (under then circumstances) would be unwise, approval of the Proposal would allow the Company the flexibility to issue and deliver a number of shares of common stock equal to 20% or more of the number of shares of our common stock outstanding as of June 2, 2016 upon conversion of the Convertible Senior Notes.
The Proposal was voted upon by the stockholders at the Company’s Annual Meeting held on May 8, 2017, and it was not approved, with 48.5% of the shares present at the Annual Meeting voting FOR the Proposal. The Board of Directors has called the Special Meeting to seek reconsideration of the Proposal by stockholders because the Board continues to believe that approval of the Proposal is in the best interests of the Company and its stockholders for the reasons stated above.
Conversion of the Convertible Senior Notes and our election to settle in shares of common stock could result in the issuance of 20% or more of our common stock outstanding as of June 2, 2016, the date that the Convertible Senior Notes were issued. Because NASDAQ Stock Market listing standards (Listing Rule 5635(d)) state that, in certain circumstances, an issuer is required to obtain stockholder approval before the issuance or potential issuance of a number of shares of common stock equal to 20% or more of its common stock outstanding before the issuance, the indenture governing the Convertible Senior Notes currently limits the issuance of common stock upon conversion of the Convertible Senior Notes to 19.99% of the common stock outstanding as of June 2, 2016, or 8,757,923 shares of common stock, which we refer to as the “Conversion Share Cap”. Stockholder approval of the Proposal at the Special Meeting would eliminate the Conversion Share Cap.
Questions and Answers on the Proposal

The following questions and answers briefly address some questions you may have regarding the Proposal. These questions and answers may not address all questions that may be important to you as a stockholder. For more detail, see “Summary of the Convertible Senior Notes” below.
How many shares of common stock are potentially issuable before the Conversion Share Cap is triggered?
The Conversion Share Cap is 19.99% of our common stock outstanding as of the June 2, 2016, or 43,811,251 shares of common stock. Therefore, the Conversion Share Cap limits the shares of common stock potentially issuable upon conversion of the Convertible Senior Notes to 8,757,923 shares.
Is the Company required to issue shares of common stock upon conversion of the Convertible Senior Notes?
No. Upon conversion, we may choose, subject to certain restrictions including, prior to stockholder approval, the Conversion Share Cap, to pay or deliver, as applicable, either in cash, shares of our common stock or a combination of cash and shares of our common stock. As stated above, our current intent and policy is to settle conversions of the Convertible Senior Notes in cash up to the principal portion of the Convertible Senior Notes converted, with the remaining conversion value, if any, to be satisfied at our election in cash, shares of common stock or a combination of cash and shares of common stock.
The Convertible Senior Notes are convertible only upon the occurrence of certain specified events or at any time on or after December 15, 2035 through the second trading day immediately preceding maturity. Removal of the Conversion Share Cap will not result in the Convertible Senior Notes becoming convertible earlier.
Approval of the Proposal gives the Company the flexibility to settle, upon conversion, any amounts using shares of common stock without regard to the Conversion Share Cap.
How many shares of common stock are potentially issuable if the Conversion Share Cap is removed?
The maximum number of shares of common stock that is potentially issuable upon conversion of the Convertible Senior Notes is 14,106,724 shares, subject to adjustment. This number is equal to 152,000 (the number of Convertible Senior Notes outstanding, in increments of $1,000 principal amounts) multiplied by 92.8074 (the current conversion rate of the Convertible Senior Notes per $1,000 principal amount of Convertible Senior Notes). Under certain circumstances if a “make-whole fundamental change”, as defined under the Convertible Senior Notes indenture, occurs, the conversion rate of the Convertible Senior Notes will be increased. If the maximum make-whole number of additional shares of 23.2018 shares is added to the current conversion rate of the Convertible Senior Notes, the maximum number of shares of common stock that is potentially issuable upon conversion would be 17,633,398 shares, subject to adjustment.
If stockholder approval is not obtained, what is the impact on the Company’s reported financial results?
So long as the Conversion Share Cap is in effect, we will continue to be required to separately account for the conversion option associated with the Convertible Senior Notes as an embedded derivative under ASC Topic 815 Derivatives and Hedging. Under this treatment, the Senior Convertible Note conversion option is measured at its fair value and accounted for separately as a liability that is marked-to-market at the end of each reporting period. For each financial statement period until we obtain the stockholder approval of the Proposal, a gain or loss will be included in the net income (loss) in our statement of operations to the extent the valuation of the conversion option changes from the previous period. As a result, we have experienced, and may continue to experience, potentially significant non-cash volatility in our results of operations.
If stockholder approval is obtained, what is the impact on the rights of existing stockholders?
If stockholder approval were obtained, the maximum number of shares of common stock that would be potentially issuable upon conversion of the Convertible Senior Notes would increase. If we did not elect to use cash to satisfy our conversion obligations under the Convertible Senior Notes, the issuance of additional shares of common stock would potentially increase the dilution of our existing common stockholders’ ownership. In addition, if we were to issue common stock upon conversion of the Convertible Senior Notes, the market price of our common stock could be adversely affected due to sales of shares that are issued upon conversion or the perception that those shares may be sold.
The rights and privileges associated with the common stock potentially issuable through conversion of the Convertible Senior Notes would be identical to the rights and privileges associated with the common stock held by our existing stockholders.
What if stockholder approval of the Proposal is not obtained at the Special Meeting?
If we fail to obtain stockholder approval at the Special Meeting, the Conversion Share Cap will remain in place. The Convertible Senior Notes will remain outstanding in accordance with their terms. Failure to remove the Conversion Share Cap does not trigger a change in the terms of the Convertible Senior Notes or an event of default under the indenture governing the Convertible Senior Notes.

If we fail to obtain stockholder approval at the Special Meeting, the indenture governing the Convertible Senior Notes requires us to continue to use our reasonable best efforts to obtain such approval at the 2018 Annual Meeting and future annual meetings.
Summary of the Convertible Senior Notes
The following is a summary of terms of the Convertible Senior Notes and is not a complete description of the Convertible Senior Notes. Stockholders desiring a more complete understanding of the terms of the Convertible Senior Notes are encouraged to read the indenture governing the Convertible Senior Notes filed as Exhibit 4.1 to the Current Report on Form 8-K filed by us with the SEC on June 2, 2016.
Maturity
The Convertible Senior Notes will mature on June 15, 2036, unless earlier repurchased, redeemed or converted.
Interest
The Convertible Senior Notes bear interest at a rate of 4.00% per annum, payable semiannually in arrears on June 15 and December 15, beginning on December 15, 2016.
Ranking
The Convertible Senior Notes are our senior unsecured obligations and rank senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Senior Notes; equal in right of payment to any of our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness, other liabilities (including trade payables) and (to the extent not held by us) preferred stock, if any, of our subsidiaries.
Conversion
Prior to the close of business on the business day immediately preceding December 15, 2035, holders may convert the Convertible Senior Notes only under the following circumstances:
(1) during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our common stock, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;
(2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Senior Notes for each trading day of such five consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;
(3) upon the occurrence of specified corporate events; or
(4) if the Company has called the Convertible Senior Notes for redemption.
On or after December 15, 2035 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Senior Notes at any time, regardless of the foregoing circumstances.
The conversion rate for the Convertible Senior Notes is initially 92.8074 shares of common stock per $1,000 principal amount of the Convertible Senior Notes (equivalent to an initial conversion price of approximately $10.78 per share of common stock). The conversion rate is subject to customary anti-dilution adjustments. In addition, following a “make-whole fundamental change” (as defined in the indenture governing the Convertible Senior Notes) that occurs on or prior to June 15, 2021, in certain circumstances, the conversion rate may be increased by a number of additional shares for a holder that converts its Convertible Senior Notes in connection with such make-whole fundamental change.
Conversion Settlement
Upon conversion of the Convertible Senior Notes, the Company will pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election. However, before the Company obtains stockholder approval of the Proposal, the Company is required to elect to deliver solely cash or, subject to the Conversion Share Cap, a combination of cash and shares of common stock upon conversion. If the Company satisfies its conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of common stock, the Company’s conversion obligation will be based on a daily conversion value calculated for each trading day in a 40 trading day observation period.
Redemption
The Company may not redeem the Convertible Senior Notes prior to June 15, 2021. On or after June 15, 2021, the Company may redeem the Convertible Senior Notes, in whole, or from time to time in part, at the Company’s option, for cash at a redemption price generally equal to 100% of the principal amount of the Convertible Senior Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Obligation to Repurchase
Upon the occurrence of certain fundamental changes, the holders of the Convertible Senior Notes may require the Company to repurchase for cash all or a portion of their Convertible Senior Notes at a price equal to 100% of the principal amount of the Convertible Senior Notes, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
Unless all outstanding Convertible Senior Notes have been called for redemption, holders will have the right, at their option, to require the Company to repurchase for cash all or part of their Convertible Senior Notes on June 15, 2021, June 15, 2026 and June 15, 2031. The repurchase price will generally be equal to 100% of the principal amount of the Convertible Senior Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Required Vote
To be approved, a majority of the votes cast in person or by proxy at the Special Meeting must be voted “For” the Proposal. Abstentions will be counted toward the vote total for this Proposal and will have the same effect as an “Against” vote for the Proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the Proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on the Proposal. Broker non-votes will not be counted toward the vote total for the Proposal and therefore will not affect the outcome of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF REMOVAL OF THE COMMON STOCK ISSUANCE RESTRICTIONS IN CONNECTION WITH THE CONVERSIONS OF OR CONVERTIBLE SENIOR NOTES.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of [•], 2017 about the number of shares of Common Stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 South Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage beneficial ownership data is based on [•] shares of our Common Stock outstanding as of [•], 2017.
In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units, stock appreciation rights and warrants held by that person that are currently exercisable or exercisable within 60 days of [•], 2017.
Beneficial Ownership Table

	Number of Shares Beneficially Owned
5% Stockholders	Shares	Percentage
Carlson Capital LP (1)	6,150,000
Dimensional Fund Advisors LP(2)	3,248,725
DNB Asset Management AS(3)	3,081,833
BlackRock, Inc. (4)	3,050,859
Whitebox Advisors LLC (5)	2,923,433
OppenheimerFunds, Inc. (6)	2,036,234
Towle & Co (7)	1,981,357
Total	22,472,441	—%
Named Executive Officers and Directors
Brad Albin	54,010	*
Delbert Christensen	54,376	*
Gary Haer	37,594	*
Peter J.M. Harding	56,637	*
Randolph L. Howard	50,946	*
Michael A. Jackson	8,938	*
Michael Scharf	37,563	*
Christopher D. Sorrells	24,207	*
Chad Stone	69,501	*
Jeffrey Stroburg	205,456	*
All executive officers and directors as a group (12 persons)	599,228

*	Less than 1%

(1)
Based on information set forth in a Schedule 13D/A filed with the SEC on June 30, 2017 by Carlson Capital, L.P., which serves as the investment manager to certain private funds and managed accounts (the "Accounts"). Includes 3,575,00 shares beneficially owned by Carlson Capital, L.P., 1,671,900 shares beneficially owned by Double Black Diamond Offshore Ltd., 1,824,559 shares beneficially owned by Black Diamond Thematic Offshore Ltd, 78,541 shares beneficially owned by Black Diamond Offshore Ltd. Asgard Investment Corp. II ("Asgard II") is Carlson

Capital, L.P.'s general partner and, therefore, may be deemed to share voting and investment power over the securities held in the Accounts. Asgard Investment Corp. ("Asgard") is Asgard II's sole stockholder and, therefore, may be deemed to share voting and investment power over the securities held in the Accounts. Mr. Clint D. Carlson serves as president of Asgard and Carlson Capital, L.P. and, therefore, may be deemed to share voting and investment power over securities held in the Accounts. The address of Carlson Capital, Asgard II, Asgard and Mr. Clint Carlson is 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.

(2)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Renewable Energy Group, Inc. held by the Funds. However, all securities reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2017 by DNB Asset Management AS. DNB disclaims beneficial ownership of these securities except to the extent of management fees, performance fees or other fees received from the funds and managed account for which DNB is the investment manager and has discretionary investment power over the securities held by each of these funds and managed accounts. DNB’s address is Dronning Aufemias Gate 30, Bygg M-12N 0191 Oslo, Norway.

(4)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc., which is the parent holding company whose certain subsidiaries may be deemed the beneficial owners of shares of Renewable Energy Group, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017 by Whitebox Advisors LLC, which is the investment adviser whose certain clients may be deemed the beneficial owners of shares of Renewable Energy Group, Inc. as a result of its ownership of Convertible Notes of the Issuer. The address of Whitebox Advisors LLC is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(6)
Based on information set forth in a Schedule 13G filed with the SEC on February 7, 2017 by OppenheimerFunds, Inc., which is the investment adviser whose certain subsidiaries may be deemed the beneficial owners of shares of Renewable Energy Group, Inc. The address of OppenheimerFunds, Inc. is 225 Liberty Street, New York, NY 10281.

(7)
Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2017 by Towle & Co., which is the investment adviser whose certain subsidiaries may be deemed the beneficial owners of shares of Renewable Energy Group, Inc. The address of Towle & Co. is 1610 Des Peres Road, Suite 250, St. Louis, MO 63131.

GENERAL INFORMATION

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. Any stockholders who object to or wish to begin householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) via telephone at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Stockholder Proposals for the 2018 Annual Meeting
Stockholder proposals for the 2018 Annual Meeting of Stockholders must be received at our principal executive offices by November 29, 2017, in order to be included in the Company’s proxy statement and form of proxy for that meeting.
In addition, our bylaws provide that stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws. Our bylaws require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2018 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2017 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2018 annual meeting.

RENEWABLE ENERGY GROUP, INC.
ATTN: NATALIE MERRILL
416 SOUTH BELL AVENUE
AMES, IA 50010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
1	TO APPROVE REMOVAL OF THE COMMON STOCK ISSUANCE RESTRICTIONS IN CONNECTION WITH CONVERSIONS OF THE COMPANY'S 4% CONVERTIBLE SENIOR NOTES DUE 2036.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion with respect to such other business related to Proposal 1 that may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000345896_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

RENEWABLE ENERGY GROUP, INC.
Special Meeting of Stockholders
[.], 2017 [.] AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement and hereby appoint(s) Randy L. Howard and Chad Stone, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RENEWABLE ENERGY GROUP, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at [.] AM, CST on [.], at the offices of Renewable Energy Group, Inc., 416 South Bell Avenue, Ames, Iowa 50010, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendation.

0000345896_2 R1.0.1.17

Continued and to be signed on reverse side